UNITED STATES
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SBT Bancorp, Inc.

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March 29, 2018

Dear Fellow Shareholders:

We are pleased to report that SBT Bancorp’s earnings improved significantly in 2017.  Earnings increased 58% to $2,354,000 compared to 2016.  Our improved earnings reflect the revenue impact of our growing commercial loan portfolio and strong expense management.  Interest and fees on loans increased 13%.  Noninterest expenses declined by 1%.  The fourth quarter earnings of $682,000 were the best in the corporation’s history thanks to these two important trends.

By the end of 2017, almost half of the Bank’s loans financed commercial enterprises.  As recently as five years ago, commercial loans only accounted for 29% of total loans.  Our commercial customer focus is on privately owned businesses in general and family owned businesses in particular.  In 2017, we established a partnership with the University of Connecticut’s School of Business Family Business Program.  This partnership is intended to support UConn’s continued development of its Family Business Program.  We are investing in this program because it helps our customers, it helps us and it helps UConn become a leader in academic programs and research about family businesses.

The Bank continues to focus principally on commercial and industrial borrowers that not only need loans, but also deposit and fee services.  Our non-owner occupied commercial real estate loan exposure remains modest.  We also have two specialty lending areas – residential home builders and home owner associations.  Loans to home builders and home owner associations totaled 16% of total commercial loans at year end.

The Bank strives to be the leading full service bank in the five towns in which we have branches.  We enjoy a greater deposit market share in our historic four town market than any Connecticut-based banks, including the State’s two largest banks, as well as all but one non-Connecticut headquartered bank.  Including West Hartford, the location of our newest branch, Simsbury Bank is the largest community bank serving all five towns in which we have branches.  The Bank’s deposit base increased 10.6% in 2017 to $457.5 million.  This growth exceeded the market deposit growth rate of 1.4%.  Demand deposits increased 6.9% to $143.7 million and remain the largest segment of our deposit base.  We are very pleased that the Bank’s branch in West Hartford, which opened in 2016, continues to grow more quickly than our original expectations.

Simsbury Bank continues to be a leading residential mortgage lender in Central Connecticut.  Simsbury Bank had the largest market share of any of the more than 250 mortgage lenders serving our five town branch market in 2017.  We enjoy leadership in loan dollars and transactional units in our four town historic branch market as well.

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With the rise in mortgage rates since 2016, mortgage demand for refinancing has declined significantly.  Demand for mortgages to finance purchases in 2017 was similar to 2016.  We expect 2018 overall mortgage demand to be similar to 2017.

Finally, we were determined to reduce our cost of doing business in 2017.  Simsbury Bank’s efficiency ratio has been too high during the past few years despite our balance sheet growth.  We therefore conducted a program in the first half of 2017 called “Investing for the Future” to find ways to reduce expenses.  This program involved almost every employee in the Bank to streamline processes and procedures and reduce contract expenses.  The goal was to find ways to do things differently and at lower cost without sacrificing customer service or risk controls.  We are very pleased to have identified numerous ways to structurally reduce our cost of doing business.  We are committed to achieving a productivity and efficiency level consistent with peer banks.

Management and the Board of Directors were proud that Simsbury Bank was named a “Top Workplace” for the fifth consecutive year.  We strongly believe that our customers are best served when the Bank’s employees enjoy helping them achieve their goals and have the training and tools to do so.  Management and the Board of Directors are committed to continuing to make Simsbury Bank a place where people like to work and share our commitment to the Bank’s customers.

Simsbury Bank remains well positioned in the Central Connecticut market.  We entered 2018 with momentum fueled by finishing 2017 with our best quarterly earnings in history and great progress in implementing our strategic initiatives throughout 2017.  Our priority is on serving our current and future customers in a way that they choose to do more business with us and lead to our ability to deliver consistent earnings growth to our shareholders.  Simsbury Bank’s employees will continue to build our customer base to expand our revenue opportunities.  And management will continue to focus on productivity and efficiency to achieve an expense base in line with the Bank’s peers.

We thank you, our shareholders, for sharing our commitment to maintaining Simsbury Bank’s leading position in its branch marketplace.

Sincerely,

/s/ Robert J. Bogino	/s/ Martin J. Geitz

Robert J. Bogino	Martin J. Geitz
Chairman of the Board of Directors	President & Chief Executive Officer

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